Exhibit 99.1

MEMORANDUM

TO:	Members of the Board of Directors and Executive Officers

DATE:	March 13, 2012

SUBJECT:	Notice of Blackout Period to Directors and Executive Officers

Federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in Dorman Products, Inc. (the “Company”) equity securities due to a blackout of the Dorman 401(k) Retirement Plan and Trust (the “Plan”) that lasts for a period of more than three consecutive business days. As some of you may know, the blackout, which will commence on March 28, 2012 and end during the week of April 8, 2012 (the “Blackout Period”), is necessary to complete the transition of the recordkeeping and administration services associated with the Plan to The Vanguard Group, who will become the new trustee for the Plan.

During the Blackout Period, participants in the Plan will not be able to purchase or otherwise acquire or sell or otherwise dispose of interests in the equity securities of the Company held by the Plan. Participants will not be able to make changes in investment elections or deferral percentages in the Plan or request loans or distributions.

The Company is requiring directors and executive officers of the Company refrain from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of the Company during the Blackout Period that temporarily prevents Plan participants from engaging in equity securities transactions through their plan accounts if the director or executive officer acquired the equity security in connection with his or her service or employment as a director or executive officer. Accordingly, during the Blackout Period, you may not purchase, sell or otherwise transfer any equity securities of the Company or exercise any derivative securities that you acquired in connection with your service or employment as a director or executive officer of the Company. As a director or executive officer of the Company, these prohibitions apply to you and to members of your immediate family who share your household, as well as by trusts, corporations and other entities whose equity ownership may be attributed to you.

Please note that any equity security of the Company that you purchase, sell or otherwise transfer during the Blackout Period will be automatically treated as acquired in connection with your service or employment as a director or executive officer of the Company unless you establish that the equity securities were acquired from another source and that such identification is consistent with your treatment for any purposes and all other disclosure and reporting purposes.

This Blackout Period is separate from, and in addition to, any other restrictions on trading Company equity securities currently applicable to the Company’s directors and executive officers.

This notice will be filed with the Securities and Exchange Commission as part of a current report on Form 8-K.

Please direct inquiries about the Blackout Period, including information as to whether the Blackout Period has begun or ended, or questions and requests for pre-clearance of your transactions in equity securities of the Company to Thomas J. Knoblauch, Vice President and General Counsel, at (215) 712-5222, Dorman Products, Inc., 3400 East Walnut Street, Colmar, PA, 18915.

/s/ Thomas J. Knoblauch
Name: Thomas J. Knoblauch
Title: Vice President and General Counsel